UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
September 14, 2010

AKEENA SOLAR, INC.
(d/b/a Westinghouse Solar)
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 95032
(Address of principal executive offices)

Registrant’s telephone number, including area code:
 (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

As described in the Current Report on Form 8-K filed on September 13, 2010, Akeena Solar, Inc. d/b/a Westinghouse Solar (the “Registrant” or “WS”) has announced that it will exit from its solar panel installation business in California, and is transitioning to a distribution business model in California.  The Registrant has transitioned over the last year to a distribution business model in other parts of the country, and believes that it can reach profitability more quickly by focusing exclusively on its lower overhead manufacturing and distribution business.

As part of this transition in California, the Registrant has entered into binding Memoranda of Agreement with Real Goods Solar, Inc. (“RGS”) and with SunRun, Inc. (“SunRun”), dated September 14, 2010 (the “MOA’s).  Under the MOA’s, the approximately 110 solar panel installation projects under contract between SunRun and WS for which construction has not yet begun will be assigned to RGS (the “Assigned Installations”).  RGS will assume full installation and warranty responsibility for these not-yet-commenced projects.  In addition, RGS will undertake primary, “first  responder” responsibility for future warranty service obligations relating to the approximately 800 installations for SunRun that WS has previously completed or will bring to completion as WS transitions out of the installation business (the “WS Installations”).  WS will retain secondary warranty responsibility on the WS Installations, in the event that RGS fails to perform the warranty. WS will reimburse RGS for actual warranty service work completed by RGS related to these “first responder” installations.

RGS will reimburse WS a modest amount per watt for each Assigned Installation that is completed, to partially defray the origination expenses previously incurred by WS.  WS has agreed to reimburse RGS for any errors by WS in the rebate categorization of the Assigned Installations, and to reimburse RGS to the extent that the average pricing for Assigned Installations is less than an agreed amount per watt.  In connection with RGS’ agreement to accept "first responder" warranty responsibility for the WS Installations, WS has agreed to provide a bond, letter of credit, cash escrow, or otherwise maintain security for its obligation to reimburse for warranty work performed by RGS, representing $200,000 of collateral.

RGS will become an authorized Westinghouse Solar dealer in California and Colorado.  To the extent commercially reasonable, RGS will use integrated Andalay or Westinghouse DC and AC solar panels and installation parts in completing the Assigned Installations, and WS agrees to sell panels and parts to RGS at pre-determined prices for the Assigned Installations.

Further definitive agreements relating to the above transactions are expected to be executed as soon as practicable.

Item 2.05  Costs Associated with Exit or Disposal Activities.

Supplemental to the disclosure made under Item 2.05 in the Current Report on Form 8-K filed by the Registrant on September 13, 2010, regarding expected one-time severance costs totaling approximately $0.8 million relating to headcount reductions, the Registrant currently anticipates that approximately $75,000 of such expenses will be paid in cash, and approximately $746,000 of such expenses will be paid in shares of common stock of the Registrant, valued based on the closing prices of the common stock on the respective dates of vesting, which in general will be approximately one week after terminated employees execute a general release and related separation documents.  The termination of affected employees began on September 10, 2010 and is expected to be substantially completed by the end of September.  Shares of common stock received by terminated employees as severance compensation will be unrestricted upon vesting and therefore eligible for sale on the open market or otherwise as determined by the recipient.

Item 7.01  Regulation FD Disclosure.

On September 14, 2010 the Registrant issued a press release announcing the addition of Real Goods Solar, Inc. (“RGS) as a dealer and the agreement whereby RGS would assume certain installation and warranty responsibilities from the Registrant, and certain other information.  A copy of the press release is attached as Exhibit 99.1 hereto (the “Press Release”).

The information in this section, including the information contained in the Press Release attached as Exhibit 99.1 is being furnished pursuant to this Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. In addition, this information shall not be deemed to be incorporated by reference into any of the Registrant’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release regarding addition of Real Goods Solar, Inc. as a dealer and certain other information, issued by the Registrant on September 14, 2010 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 20, 2010

AKEENA SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Press Release regarding addition of Real Goods Solar, Inc. as a dealer and certain other information, issued by the Registrant on September 14, 2010 (furnished herewith).